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Exhibit 4.5

                 FIFTH AMENDMENT TO FOURTH AMENDED AND RESTATED
                           REVOLVING CREDIT AGREEMENT

         THIS FIFTH AMENDMENT TO FOURTH AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT (this "Agreement") is made and entered into as of the 30th day of December, 1996, by and between USA TRUCK, INC., a Delaware corporation (the "Borrower"), and DEPOSIT GUARANTY NATIONAL BANK, a national banking association (the "Lender").

         WHEREAS, pursuant to that certain Fourth Amended and Restated Revolving Credit Agreement, dated December 30, 1992, as amended July 21, 1993, December 12, 1993, December 22, 1994, and December 28, 1995 (as further amended, modified and supplemented from time to time, the "Credit Agreement"), between Borrower and Lender, Borrower and Lender entered into certain agreements regarding certain indebtedness and obligations of Borrower to Lender;

         WHEREAS, Borrower has requested, and Lender has agreed to make, certain amendments to the Credit Agreement in accordance with the terms hereof, and

         WHEREAS, Borrower and Lender desire to amend the Credit Agreement in accordance with the terms hereof;

         NOW, THEREFORE, in consideration of the premises, the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower and Lender hereby agree as follows:

         1. Defined Terms. All capitalized terms used and not otherwise defined (including, without limitation, in the language amendatory to the Credit Agreement contained herein) shall have the respective meanings given such terms in the Credit Agreement.

         2.       Amendments to Section 1 of the Credit Agreement.

                  A. The second paragraph of subsection 1(i) of the Credit Agreement is hereby amended, in its entirety, to read as follows:

                                    "The Revolving Note shall (a) be dated the
                           date of the Fifth Amendment to this Credit
                           Agreement, (b) be payable to the order of Lender,
                           (c) be in the stated principal amount equal to the Revolving Loan Commitment, (d) be payable on the Revolving Loan Commitment Termination Date, (e) bear interest with respect to the principal amount from time to time outstanding at the rate per annum specified in subsection 1(iii) hereof, and (f) be substantially in the form of Exhibit "A" hereto, with blanks completed in conformity herewith."

                  B. Subsection 1(ix) of the Credit Agreement is hereby amended, in its entirety, to read as follows:

                                    (ix) Revolving Loan Commitment Termination
                           Date. As used in the Agreement, the term "Revolving Loan Commitment Termination Date" shall mean the earlier of April 30, 1999 or such date as the Revolving Loan Commitment is terminated pursuant to subsection 1(v) hereof."

                  C. Subsection 1(ix) of the Credit Agreement is hereby amended to add the following sentence at the end thereof:

                           "In order to more fully secure all of the Borrower's obligations under this Credit Agreement, the Revolving Note, and if applicable, the Term Note, Borrower shall execute and deliver to Lender that certain Fifth Amendment to Security Agreement in the form attached hereto as Exhibit "C" (the "Security Agreement Fifth Amendment")."

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         3.       Amendments to Section 9 of the Credit Agreement.

                  A. The defined term "Loan Documents" is hereby amended to add at the end thereof the following document in the definition thereof:

                           ".  .  .  the Security Agreement Fifth Amendment."

                  B. The defined term "Revolving Loan Commitment" is hereby amended, in its entirety, to read as follows:

                           "`Revolving Loan Commitment' means $15,000,000 at all times during the term of this Agreement."

                  C. The defined term "Revolving Loan Commitment Termination Date" is hereby amended, by substituting the date "April 30, 1999" in the place and stead of the date "April 30, 1998".

         4. Representations and Warranties. In order to induce Guaranty to enter into this Second Amendment, the Borrower represents and warrants to Guaranty as follows:

          A. All the representations and warranties contained in Section 6 of the Credit Agreement, expect to the extent they specifically relate to an earlier date, are true and correct on and as of the date of this Agreement and on the date of execution of this Agreement, as fully as if made on each of such dates; and immediately on and after the execution of this Agreement, the Borrower shall be in compliance with all the terms and provisions set forth in the Credit Agreement, as amended by this Agreement, on its part to be observed or performed and no Event of Default specified in Section 5 of the Credit Agreement, as amended hereby, or any event that upon notice or lapse of time or both would constitute such an Event of Default, has occurred and is continuing.

          B. The execution, delivery and performance of this Agreement, The Revolving Note and the Security Agreement Fifth Amendment (i) have been duly authorized by all requisite corporate action, and (ii) will not violate any provision of law, any order of any court or other agency of government, the articles of incorporation or bylaws of the Borrower, or any indenture, agreement or other instrument to which the Borrower is a party or by which the borrower or any of its properties or assets are bound, or be in conflict with, or result in a breech of or constitute (with due notice or lapse of time or both) a default under, any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of the Borrower. Borrower shall deliver to Lender concurrently with the execution of this Agreement a Corporate Certificate substantially in the form of Exhibit "G" attached hereto.

          C. Except as is expressly modified and amended hereby, the Credit Agreement shall remain in full force and effect in accordance with its terms.

          IN WITNESS WHEREOF, the Borrower and Guaranty have caused this Agreement to be duly executed and delivered by their authorized representatives, as of the day and year first above written, but in each case actually on the date appearing beneath the signature of each party hereto.

                                            USA TRUCK, INC.
                                            By:  /s/ JERRY D. ORLER
                                            Title:  CFO
                                            Execution Date:  12/30/96

                                            DEPOSIT GUARANTY NATIONAL BANK
                                            By:  /s/ STEVEN C. KROHN
                                            Title:  Senior Vice President
                                            Execution Date:  12/30/96